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                                                                                                as of November 13, 2007

THE CIT GROUP/BUSINESS CREDIT, INC.

11 West 42nd Street, 13th Floor

New York, New York 10036

Re:            Amendment and Waiver

Ladies and Gentlemen:

The CIT Group/Business Credit, Inc. (“CIT”), in its capacity as agent pursuant to the Credit Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Credit Agreement as lenders (each a “Lender” and collectively, “Lenders”) have entered into certain financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Jaco Electronics, Inc., a New York corporation (“Jaco”), and Interface Electronics Corp., a Massachusetts corporation (“Interface” and, together with Jaco, collectively, the “Borrowers”) as set forth in the Credit Agreement, dated as of December 22, 2006, by and among the Borrowers, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), and other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”).

As of the date hereof, Events of Default have occurred and are continuing under the Credit Agreement, as more particularly described in Section 2 below (collectively, the “Existing Defaults”).  As a result of the occurrence and continuance of the Existing Defaults, Agent and Lenders have the presently exercisable right under the Credit Agreement and Loan Documents to exercise any and all of its rights and remedies with respect to the Existing Defaults.

Borrowers have requested that Agent and Lenders agree to waive the Existing Defaults, amend certain provisions of the Loan Documents and continue to make Revolving Loans to the Borrowers, and Agent and Lenders are willing to waive the Existing Defaults, amend the Loan Documents and continue making Revolving Loans on and subject to the terms and conditions set forth in this Letter Agreement re: Amendment and Waiver (this “Agreement”).

In consideration of the respective agreements, covenants and warranties contained herein, the parties hereto hereby agree, covenant and warrant as follows:

1.                  Definitions.  All capitalized terms used herein which are not otherwise defined herein shall have their respective meanings as set forth in the Credit Agreement.
2.                  Acknowledgment of Existing Defaults.  The Borrowers hereby acknowledge, confirm and agree that: (a) Borrowers have failed to maintain a Fixed Charge Coverage Ratio of 1.10 to 1 for the Fiscal Quarter ended September 30, 2007, as required by Section 6.11 of the Credit Agreement and (b) Borrowers failed to maintain Excess Availability of at least $5,000,000 during the five (5) consecutive day period commencing on July 1, 2007, as required by Section 6.11 of the Credit Agreement; as a result of which Events of Default have occurred and are continuing under Section 7.1(d) of the Credit Agreement.  As a result of the foregoing, the Existing Defaults have occurred and are continuing and constitute Events of Default.
3.                  Waiver.
(a)                Agent and Lenders hereby waive the Existing Defaults, provided, however, that nothing contained in this Agreement shall be construed to waive, limit, impair or otherwise affect any rights of Agent and Lenders in respect of any other Event of Default that may exist as of the date hereof or in respect of any future non-compliance with any and all covenants, terms or provisions of the Credit Agreement.
(b)               Agent and Lenders reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Credit Agreement and the other Loan Documents with respect to any Event of Default (other than the Existing Defaults) which may be continuing on the date hereof or any Event of Default which may occur after the date hereof.  Agent and Lenders have not waived any of such rights or remedies, and nothing in this Agreement, nor any delay on Agent and Lenders’ part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.
4.                  Amendment to Definition of Applicable Rate.  Effective as of October 1, 2007, the definition of Applicable Rate is hereby amended and restated in its entirety, as follows:
“ “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread,” as the case may be, based upon the Fixed Charge Coverage Ratio on the last day of each of the three most recently ended calendar months:

Fixed Charge Coverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee
³ 1.75x	0.25%	1.75%	0.25%
³ 1.50x but < 1.75x	0.50%	2.00%	0.25%
³ 1.25x but < 1.50x	0.75%	2.25%	0.25%
< 1.25x	1.00%	2.50%	0.375%

For the period commencing on the Effective Date and ending on the first anniversary thereof, the Applicable Rate for the ABR Spread and the Eurodollar Spread shall be as set forth in the pricing grid in the applicable columns opposite the row entitled “³ 1.25x but <1.50x” and the Applicable Rate for the Commitment Fee shall be as set forth in the pricing grid in the column opposite the row entitled “³ 1.75x”.  If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Agent determines that (a) the Fixed Charge Coverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Agent and Lenders, promptly on demand by the Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Agent and Lenders shall have no obligation to repay any interest or fees to the Borrowers; providedthat if, as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses form one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.”
5.                  Waiver and Amendment Fee.  In consideration of the waiver of the Existing Defaults and the amendments to the Credit Agreement as set forth herein, Borrowers shall pay to Agent, for the benefit of Lenders, or Agent, at its option, may charge the account(s) of Borrowers maintained by Agent, a waiver and amendment fee in the amount of $20,000, which fee is fully earned and payable as of the date hereof and shall constitute part of the Obligations.
6.                  Representations, Warranties and Covenants.  In addition to the continuing representations, warranties and covenants heretofore made by the Borrowers to Agent and Lenders pursuant to the Credit Agreement and the other Loan Documents and made hereinabove, the Borrowers hereby represent, warrant and covenant with and to Agent and Lenders as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery of this Agreement and shall be incorporated into and made a part of the Loan Documents):
(a)                After giving effect to the waiver contained in Section 2, no Event of Default exists on the date of this Agreement; and
(b)               This Agreement has been duly executed and delivered by each Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of each Borrower contained herein constitute its legal, valid and binding obligations enforceable against such Borrower in accordance with their respective terms.
7.                  Conditions Precedent.  This Agreement shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Agent:
(a)                The receipt by Agent of an original (or faxed copy) of this Agreement, duly authorized, executed and delivered by each of the Borrowers; and
(b)               As of the date of this Agreement, and after giving effect to the waiver contained in Section 3 hereof, no Default or Event of Default shall have occurred and be continuing.
8.                  Effect of this Agreement.  Except as modified pursuant hereto, no other changes or modifications to the Credit Agreement and the other Loan Documents are intended or implied and in all other respects the Credit Agreement and the other Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of any conflict between the terms of this Agreement and the Credit Agreement or any of the other Loan Documents, the terms of this Agreement shall control.  The Credit Agreement and this Agreement shall be read and construed as one agreement.
9.                  Further Assurances.  At Agent’s request, the Company shall execute and deliver such additional documents and take such additional actions as Agent reasonably requests to effectuate the provisions and purposes of this Agreement and to protect and/or maintain perfection of Agent’s security interests in and liens upon the Collateral.
10.              Governing Law.  The validity, interpretation and enforcement of this Agreement in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).
11.              Binding Effect.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
12.              Counterparts.  This Agreement may be executed in any number of counterparts, but all of such counterparts when executed shall together constitute one and the same Agreement.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.
[SIGNATURE PAGE FOLLOWS]

Very truly yours,

THE CIT GROUP/BUSINESS CREDIT, INC., as Agent

By:  /s/ Andrew Hausspiegel

Name:  Andrew Hausspiegel

Title: VP

Read and Agreed to:

JACO ELECTRONICS, INC.

By:  /s/ Jeffrey D. Gash

Name: Jeffrey D. Gash

Title: EVP

INTERFACE ELECTRONICS CORP.

By:  /s/ Jeffrey D. Gash

Name: Jeffrey D. Gash

Title: EVP

Acknowledged and Agreed to:

BANK OF AMERICA, N.A., as a Lender

By: /s/ Robert Mahoney

Name: Robert Mahoney

Title: VP

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:  /s/ Andrew Hausspiegel

Name:   Andrew Hausspiegel

Title: VP